UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 18, 2007

MARTEN TRANSPORT, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-15010	39-1140809
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

129 Marten Street Mondovi, Wisconsin		54755
(Address of principal executive offices)		(Zip Code)

(715) 926-4216

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01       Regulation FD Disclosure

Marten Transport, Ltd. (the “Company”) hereby furnishes the information contained in this Item 7.01 to update investors on certain operating measures and correct certain information that is in the market.

Thus far in the third quarter of 2007, the Company has experienced the same downturn in freight demand that the industry as a whole has experienced.  While freight demand did improve somewhat in the second half of August and the first week of September, the Company does not expect the increase to overcome overall demand declines.  The Company expects rates in the third quarter of 2007 to be generally flat, or slightly off, when compared to the third quarter of 2006.

To address soft demand, the Company has identified improving its percentage of non-revenue miles as a productive method of increasing margins without attempting to raise rates.  The Company’s non-revenue miles, which were 7.4% of total miles in the second quarter of 2006 and 7.8% of total miles in the second quarter of 2007, have improved slightly thus far in the third quarter of 2007 as compared to the second quarter of 2007.  On a fleet-wide blended basis, the Company’s non-revenue miles for the months of July and August were 7.3% of total miles.  The Company’s long-haul over the road non-revenue miles are marginally better than the fleet-wide blended average, but the Company does not provide a breakout of the difference between the fleet-wide blended average of non-revenue miles and long-haul over the road non-revenue miles.

On the cost savings front, the Company has recently begun the process of installing auxiliary power units, which, based upon the Company’s limited experience, can reduce fuel consumption by up to 80% when compared with tractor-engine idling.  At a cost of $2.80 per gallon, and assuming a Company fleet of 2,184 tractors (the number of company-owned tractors as of June 30, 2007), the Company estimates that approximately $400 per tractor per month in fuel expense savings could be achieved through idle time reductions.  Any savings in fuel expense would partially be offset by an estimated $100 per tractor per month increase in depreciation expense and an estimated $45 per tractor per month increase in interest expense initially, which would decline as related debt is retired.  The Company also hopes to reduce wear and tear on tractor engines and to enhance driver satisfaction with the auxiliary power units.

The Company’s internal brokerage operations have substantially increased with revenue of approximately $4.8 million in the first half of 2007 compared with approximately $5.0 million in fiscal 2006.  The operating ratio of the Company’s brokerage operations fluctuates around 95%.  The Company’s intermodal operations have also grown substantially since their inception in the fourth quarter of 2005.  Intermodal revenue was approximately $9.0 million in the first half of 2007 compared with approximately $12.6 million in fiscal 2006.  The operating ratio of the Company’s intermodal operations is approximately 85%.  The results of the Company’s brokerage and intermodal operations are reported and included in the Company’s Logistics segment.

Driver turnover year-to-date through August was approximately 83%.  The Company notes that the driver market continues to be challenging, but that the Company’s average turnover compares favorably with the industry as a whole.  Driver turnover in 2006 was approximately 73%.

The Company previously disclosed in its 2007 second quarter financial results that it expected a decrease in the number of planned revenue equipment dispositions.  The decrease in the number of planned revenue equipment dispositions has continued into the third quarter of 2007.  The Company has continued to restrict the number of revenue equipment dispositions due to a relatively weak market for used equipment and its ability to continue operating used equipment given the quality of the equipment, which has resulted in a delay in placing approximately 385 parked tractors in service.

The 385 tractors that the Company delayed placing in service are equipped with 2006 engines, which the Company took delivery of in order to offset expected losses in productivity and increased expenses associated with 2007 engines, which have more restrictive emissions standards.

Future revenue equipment purchases will continue to be dependent upon a number of factors, including the cost of capital, the market for used and new equipment, the freight market generally, and the Company’s results of operations.  The Company does not expect to need to begin purchasing new equipment until sometime during the second half of 2008, which could result in capital expenditures of approximately $30-$35 million in 2008, although the Company may adjust such expectations in light of market conditions.

Assuming capital expenditures in line with the Company’s current projections and no further deteriorations in the freight market, the Company expects to generate cash flow to retire a substantial amount of debt that would enable it to be net debt-free sometime during the last half of 2008.  The Company’s main priority for any excess cash flow would be to pay down the Company’s debt.  After retiring the Company’s debt with any free cash flow, the Company expects its next priority would be to build up a cash reserve on the balance sheet in order to pre-fund the next major trade cycle of revenue equipment.

The information in this report may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “intends,” and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: recessionary economic cycles and downturns in customers’ business cycles; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; decreases in cash flows that limit our ability to pay down debt or build cash for future equipment purchases; our ability to maintain or decrease the amount of our non-revenue miles by optimizing our lanes and customer concentrations; our ability to maintain profitability in or continue to grow our logistics business; surplus inventories; strikes, work slow downs, or work stoppages at the company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices as well as fluctuations in surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increased indebtedness, and associated interest expense, arising from upgrading our fleet of equipment; shortages in supply of new equipment from manufacturers; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers’ compensation, health, and other claims; changes in management’s estimates of liability based upon such experience and development factors; increases in insurance premiums and deductible amounts; seasonal factors such as harsh weather conditions that increase operating costs;  decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; competition from trucking, rail, and intermodal competitors; and regulatory requirements that increase costs or decrease efficiency, including new emissions standards for engines and the adoption of ultra-low sulfur diesel fuel.  Please review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission.  The Company does not assume, and specifically disclaims, any obligation to update forward-looking statements.

Limitation on Incorporation by Reference

In accordance with general instruction B.2. of Form 8-K, the information in this report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MARTEN TRANSPORT, LTD.

Dated: September 18, 2007	By	/s/ James J. Hinnendael
James J. Hinnendael
Its: Chief Financial Officer